Exhibit 99.01

IMMERSION CORPORATION FOURTH QUARTER AND FISCAL 2009 EARNINGS CALL TRANSCRIPT

OPERATOR:
Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Immersion fourth quarter and 2009 conference call. This conference is being recorded today, Tuesday, March 30th, 2010. I would now like to turn the conference over to our host, Mr. Alex Wellins of The Blueshirt Group. Please go ahead.

ALEX WELLINS:
Good afternoon.  During this call, we may make forward-looking statements which may include projected financial results or operating metrics; business strategies; anticipated future products; anticipated market demand or opportunities; and other forward-looking topics.  These statements are subject to risks, uncertainties, and assumptions.  Accordingly, actual results could differ materially.  For a listing of the risks that could cause this, please see our latest Form 10-Q filed with the SEC as well as the factors identified in today’s press release.  With that said, I’ll turn the call over to Vic Viegas.

VICTOR VIEGAS:
Thank you for joining us this afternoon.  We are pleased to report our Q4 and year-end results today, along with a very important strategic announcement.   As you know, it’s been a challenging year for Immersion.   We are happy to have the investigation and resulting conclusions behind us and to shift our focus to 2010 and beyond.  We appreciate your patience and understanding of our decision to postpone today’s report by a few weeks, as we felt it was prudent to exercise caution in closing out the year’s financials given the recent restatement.

Today we are also very excited to announce an asset sale of our Laparoscopy, Endoscopy and Endovascular medical product lines, as well as a licensing agreement with CAE Healthcare, a wholly-owned subsidiary of CAE.  CAE is a $1.6 billion world leader in the simulation and modeling markets.  I will review the details of this agreement and provide more highlights on our go-forward strategy and our outlook, but first let me provide you with a high level overview of our financial results for the fourth quarter and fiscal 2009.

Fourth quarter revenues of $6.9 million were up approximately 6% from $6.5 million in the same period last year.  Royalty & license revenue grew 38% to $4 million and represented approximately 58% of total revenues.  Product sales revenue decreased by 20% to $2.4 million, representing approximately 35% of total revenues.

Turning to a breakdown by group, Touch revenues for the quarter increased by 33% to $4.4 million and represented 65% of total revenue, while Medical revenues declined by 32% to $2.4 million and represented 35% of total revenue.

On an annual basis, revenues of $27.7 million were down slightly from revenues of $28 million in the prior year.  For the full year 2009, royalty & license revenue was roughly flat year over year at $14.2 million and represented 51% of total revenues.  Product sales grew 7% to $11.9 million and represented 43% of total revenues.  Development contracts and other revenues were down 38% to $1.6 million and represented 6% of total revenues as we continued to deemphasize development work in favor of efforts that focus on leveraging our existing sales and channel distribution capabilities.

Breaking out revenues by group, Touch revenues of $16.3 million were down 3% from $16.8 million last year and represented 59% of total revenue. This decline primarily reflects decreased royalty and license revenue from the gaming and automotive sectors, partially offset by increased license revenue from the mobile and medical device categories.  In addition, the 2008 results includes one-time deferred revenues of $1.1 million from ISLLC in the gaming segment.  Medical revenues of $11.4 million were up 1% from $11.2 million last year and represented 41% of total revenue.

Fourth quarter total costs and expenses of $12.2 million declined by $2.7 million, or 18%, from the prior year period.  Backing out the investigation and restatement expenses of $1.9 million in Q4, we achieved even greater cost savings on a year-over-year basis.

For the full fiscal year, total costs and expenses were $58.2 million as compared to $77.1 million in 2008.  Excluding the $20.75 million settlement payment to Microsoft in 2008 and total investigation and restatement expenses of $5.2 million in 2009, operating expenses were roughly flat year over year.

Net loss for the fourth quarter totaled $4.3 million, or $0.15 per share, as compared to a net loss of $10.7 million, or $0.38 per share, in the same period last year.  Net loss for the year was $28.3 million, or $1.01 per share, versus a net loss of $51 million, or $1.72 per share, for fiscal 2008, which includes the impact of the Microsoft settlement as mentioned previously.

We ended the year with cash, cash equivalents and short-term investments of $63.7 million as compared to $69.7 million exiting the September quarter.

On our last conference call we announced a strategic decision to stop selling medical simulation products so that we can focus on what we do best.  That is, developing innovative solutions for a highly targeted number of end markets and vertical growth segments and licensing to customers worldwide, leveraging the largest IP portfolio of haptics in the world.  We believe we have substantially achieved this goal through the sale of our Laparoscopy, Endoscopy and Endovascular medical product lines to CAE Healthcare, who we also granted a non-exclusive worldwide license for Immersion’s haptic-based technology in medical training applications.  After the close of the transaction, CAE Healthcare intends to retain existing manufacturing, operations, research and development, service and support, and sales personnel.  This will result in Immersion reducing its head count by approximately 35, after which we expect to have a total of approximately 100 employees, which we believe is the right size to execute on our go forward strategy. As with other license agreements, Immersion will not be disclosing the details of the license agreement with CAE, however, Immersion will receive license fees for rights granted under the non-exclusive license plus approximately $1.6 million under terms of the asset sale.

As a world leader in providing simulation and modeling technologies and integrated training solutions for the civil aviation industry and defense forces around the globe, entry into the surgical simulation markets is a natural extension for CAE Healthcare.  This is a great opportunity for our medical employees, customers, and distributors as they take the business forward.  Importantly, we believe CAE Healthcare is an ideal partner for Immersion within the medical vertical, which remains an integral part of our licensing strategy going forward, not only in the medical simulation market but in other areas like surgical robotics, where we have other valuable licensees such as Mako Surgical.

On our last call I also highlighted other major opportunities for our technology within touch screens, including mobile, consumer electronics, medical devices, IT and white goods, as well as the increased prevalence of touch interfaces within the automotive market.  As we transition to a pure-play licensing model, we expect to succeed in three ways: through the increased penetration of touch-based solutions within our core markets, through increased volumes from our existing and new licensees, and through increased ASPs via continued innovation and technology leadership.

Along with our dedicated sales and design professionals working directly with licensees to create exciting products with haptics, our ecosystem approach of partnering with many of the leading Touch-focused semiconductor companies is also an integral part of this strategy.  By integrating our haptics technology into the chip offerings of current partners including Atmel, Cypress and IDT and leveraging the thousands of field application engineers they have selling their products into a wide range of end markets, we will accelerate the penetration of our offerings while reducing our overall expense structure.

Before I move on to a discussion regarding near-term guidance, I’d like to highlight a few of the recent product innovations, which we believe will help grow the underlying market while also expanding our ASPs over time.

At the recent 2010 Mobile World Congress in Barcelona, we announced new solutions to power touch feedback effects in user experience design and applications for mobile handsets and other devices.  This included our piezo-based TouchSense 5000 solution, which enables true, high-definition haptic effects for significantly improved feedback quality and fidelity, and our TouchSense 4000 solution, which uses multiple conventional motors to power next-generation effects.  Our TouchSense 4000 solution is also incorporated into the Fuse concept phone, which demonstrates multiple interface technologies, including multi-touch capacitive sensing, haptic feedback, 3-D graphics and force sensing.  Our latest haptics solutions are being very well received by our current and prospective OEMs, with TouchSense 4000 currently available and shipping in our partners’ products and TouchSense 5000 expected to ship in commercial mobile handsets in the second half of 2010.  In addition, Immersion is poised to capitalize on another emerging trend with touch-enabled solutions in tablet PCs, where we currently see a lot of design activity.

Turning to a discussion of our near-term outlook, as indicated on our last call, we expect to generate revenues of at least $25 million to $30 million in 2010.  Now that we have largely exited the medical products business, we expect the medical segment to contribute approximately $3 million to $5 million of that total.  Additionally, we expect to be profitable on an Adjusted EBITDA basis for the year.  Today’s agreement with CAE Healthcare further solidifies that goal, significantly reducing our operating expenditures and allowing us to benefit from the higher margins associated with a primarily licensing-oriented model.

While we don’t expect to provide quarterly guidance regularly, given that we are at March 30 it seems prudent to give you a little color on expected Q1 results.  We anticipate total revenues of approximately $8 million, with  royalty & license revenues comprising approximately $6 million.  The balance includes contributions from our remaining Virtual IV product line, which we don’t manufacture but will continue to sell and ship through our distribution partner Laerdal Medical.  On the expense side, we expect operating expenses to normalize over the next few quarters  based on lower legal fees and the reduction in headcount as a result of our agreement with CAE Healthcare.

To conclude my formal remarks, we are very confident and excited regarding our business.  Haptics solutions are essential to transforming the digital user experience, and Immersion is extremely well positioned to capitalize on this trend with the largest portfolio of IP related to haptics in the industry.   We believe today’s announcement with CAE Healthcare is a good strategic transition for the company, allowing us to focus our core strategy on licensing our TouchSense solutions and offering the most promising outlook for a return to profitability and long-term value for our stockholders.  And as we execute under this model, we expect to benefit from a solid pipeline of new business opportunities and a robust technology roadmap moving forward.

I know it’s been a while since we caught up with a lot of you, and we intend to be active with the investment community in the months ahead.  We plan to present at several financial conferences during the second quarter and also look forward to seeing investors out on the road.

Thank you for your continued interest and support of Immersion.  We will now open up the call to your questions.  Jeremy?

OPERATOR:  And our first question comes from the line of Jeff Schreiner with CapStone Investments. Please go ahead.

JEFFREY SCHREINER, CapStone Investments:  Yes. Thank you. Thank you for taking my questions. Vic, the first question I’d like to ask is just, understanding that you don’t want to talk about the nature of the agreement but could you help us understand will the medical licensing business or the medical licensing agreement with CAE equal a portion of each shipment?  Is there some type of licensing payment that they may make, whatever that may be?  And maybe kind of just help us size the medical opportunity in terms of the licensing as you move forward.

VICTOR VIEGAS:  Sure.  As I mentioned in the guidance portion, we believe that our medical business will generate roughly $3 million to $5 million in license fees during 2010.  A significant part of that effort will be our licensing initiative in the marketplace with medical simulation companies that are designing and developing their product solutions.  In addition, and in particular the agreement we have with CAE Healthcare, there is a license grant, as I mentioned, and there is commitment to ongoing license fees that they will be paying based on their business.

So it is going to be a part of our going forward licensing revenue.  It’s a significant part of our business and one that we expect to grow by licensing to others in the industry.

JEFFREY SCHREINER:  Okay. And are there any target levels now as you move out, and can you talk about OpEx levels normalizing.  Well - can you help us understand what normal would be?  I mean, being a licensing company during this transition, as you move towards that, I mean, shouldn’t we expect probably a run rate of less than $3 million per quarter, when you look at maybe G&A and R&D?  Any guidance you can give there would be very helpful.

VICTOR VIEGAS:  Sure. As I mentioned, if you look at the 4th Quarter of ’09 we had a substantial reduction in our operating expenses.  I think they decreased by almost $3 million, but that also includes in the 4th Quarter about $1.9 million related to restatement.  So if you back that out, the current 4th Quarter is somewhere in the neighborhood of about $10 million.  As I mentioned also, the transition we’re going through here with CAE will move about a third of our total head count from our current operating cost structure, they will be moving on and working with CAE.  So the largest expense category for us is employee costs, and with a third of our people moving on, I think you’ll see that operating expense run rate dramatically lower.  I’m not sure I see $3 million in the near term, but I think it will be substantially lower than the roughly $10 million that we just had in the 4th Quarter.

JEFFREY SCHREINER:  Okay. Could you give us kind of an update just on -- when you’re giving guidance for the full year, it seems like maybe you have some fairly decent visibility to come out and do that today.  And just wondering how you’re feeling still about the mobile in regards to not seeing a drop off from the ramp we’ve seen today primarily from Samsung and LG, and it looks as if Nokia may have some products in the market for 2010.  How are you factoring that?  Does it look like both can be growth drivers still for you or are they going to kind of offset as we move into fiscal year 2010?

VICTOR VIEGAS:  Well, we do expect growth with Nokia.  We’re excited to see them launch their phones with Immersion’s haptic technology. From my vantage point, I think the continued growth, substantial growth in touch screen enabled phones, Smart phones if you will, but also all categories of phones that are incorporating touch screen. The demand is high from consumers and from carriers, the value prop is clear and understood.  And so we’re seeing quite a bit of growth in just terms of the volume of touch screen phones and the volume of Immersion enabled touch screen phones as well.

Plus, as I mentioned, we do have some visibility based on we do report quarterly in arrears so we’ve got quite a bit of confidence in our gaming business, in our mobile market based on royalty reports already in hand.  And as you look out over the balance of 2000 -- or in 2010 -- I think we’re confident that with the launch of the piezo solution that we’ll be increasing some ASPs.  So we should gain volume benefits, we should gain ASP benefits, and given what we know about the investment in this market we believe that we will see significant growth here in the mobile market for sure.

JEFFREY SCHREINER:  Okay. Just a clarification and my last question here.  Thank you for your time.  You stated about adjusted EBIT levels or adjusted EBITDA for fiscal 2010 will be profitable.  Just so I’m clear, that doesn’t mean one quarter out of four may be profitable.  Maybe it does, if you could clarify that.  Or does it mean that for the full year of 2010 you now expect that you could be profitable on adjusted EBITDA levels?  Any clarification would help.  Thank you.

VICTOR VIEGAS:  Sure. Yes, the estimate for 2010 is based on a full year analysis, so we believe that over the full four quarters that we will achieve this adjusted EBITDA profitability.  If you back out expenses like non-cash based stock expenses, for example, I think we’ve got enough visibility on the revenue line as we move quickly to reduce our expenses.  We’ve done a fair amount of cost reduction already.  But I think as you see the other expenses related to the restatement, as we migrate away from the medical simulation products business, the combination of those and the benefits that they drive to the bottom line give us confidence that for the full year measurement that we will be on an adjusted EBITDA basis profitable.

JEFFREY SCHREINER:  Okay. Thank you very much for your time, Vic.

VICTOR VIEGAS:  Thanks, Jeff.

OPERATOR:  Thank you. And our next question comes from the line of Mark Argento, with Craig-Hallum Capital. Please go ahead.

MARK ARGENTO, Craig-Hallum Capital Group:  Good afternoon, Vic.

VICTOR VIEGAS:  Yea. Hi, Mark.

MARK ARGENTO:  I know in your prepared remarks you made mention about tablet PC opportunity.  Is there any -- Is that just kind of addressing some of the popular press right now, or do you have any kind of products that you’re working on right now that we could actually see something happen there this year?

VICTOR VIEGAS:  Well, we did have a partner of ours showing at CES a tablet device.  We also have quite a bit of interest and design activity through our semiconductor partners, so given that visibility and knowing the energy going towards finishing those designs and launching products, we’re pretty confident that we’re going to have a nice base of business in the tablet market.

MARK ARGENTO:  Is that something that you could see impacting the 2010 numbers being part of the $25 million to $30 million in guidance this year?

VICTOR VIEGAS:  You know, it’s really a function of our partners launching their products and so without a lot of control over there it’s hard to predict.  It’s also hard to say how meaningful it will be.  I’d say I’m hopeful that we’ll have some revenue generated in 2010, but I’m optimistic given the interest in the value that we bring to that user interface, as well as the feedback from the partners.  It’s pretty clear it’s going to happen.  It’s just a question of when.

MARK ARGENTO:  Sure. And ASPs you think you could drive off a device like that relative to a handset, do you think you can actually start to get paid for the technology versus -- I know you’ve been – we’ll call it fairly underpaid for the technology in the handsets.  Do you think you can extract the right economic value or better economic value?

VICTOR VIEGAS:  You sound like I do when I’m in my sales meetings.  So we want to increase the revenue fees.  We believe the value is substantial so we’re always pushing as hard as we can.  The tablet market from our perspective, it’s a different solution.  It requires a different control element and different type of technology from Immersion.  It’s robust, it’s essentially ready for market, but the solution will be higher than what we generate from the smaller mobile markets.

MARK ARGENTO:  Great.  And just some clarification around the guidance.  I know you had talked to the $25 million to $30 million for the year.  And I think you said of that about $3 to $5 million will be medical license fees?  And I just also wanted to understand I know for Q1 -- of the $8 million that you provided in guidance for Q1 you said $6 million would be royalty and license and $2 million in medical.  I assume that’s medical products, I think you mentioned that you’re going to sell through your relationship with Laerdal.  And the long and short of it, so if I think about your full year guidance of $25 million to $30 million, should I assume basically $3 million to $5 million in medical license and an additional $2 million in medical product sales?  Is that the right way to think about it?

VICTOR VIEGAS:  Well, I think the 3 to 5 is what we still believe is the licensing opportunity from medical space.  During the quarter, we had product shipments that we -- from these product lines that we’re transitioning over to CAE.  So the $8 million includes in the neighborhood of a million plus in product sales that will be going over to CAE in Q2.  The $6 million is representative of the licensing business, and those were approximate numbers.  So I think you do have a little bit of a mixture there of ongoing touch licensing business.  Some medical licensing revenues plus some medical product sales as we make this transition to CAE.

MARK ARGENTO:  But when you say the $3 million to $5 million in medical license fees for the year, that’s separate from the product sales?

VICTOR VIEGAS:  That’s correct.

MARK ARGENTO:  Got you.  Okay.  And then just circling back on the adjusted EBITDA profitability for the year, so you’re saying for the full year if you add up all the quarters you guys will be breakeven or profitable on an adjusted EBITDA basis?  Is that the right way to think about it?

VICTOR VIEGAS:  That’s what we believe, yes, that’s correct.

MARK ARGENTO:  So you guys should get your – basically get your expenses at or slightly above depending upon what the add-backs are to your revenue, and so, if you guys are doing $7, $8, $9 million a quarter in revenue, your expenses have to be kind of at that level which would suggest you could them down below that $10 million a quarter, which I think you alluded to earlier.  I just want to make sure that’s what you’re talking about.

VICTOR VIEGAS:  Yes, I think if you looked at the fourth quarter we were at $12.2 million.  Of that, $1.9 million was related to our efforts in the restatement.  If you then reduce that by the head count cost and the other operating expenses related to the medical product lines, we should be substantially lower than the $10 million, and as we get down into the $6 million to $7 million range, that drives an adjusted EBITDA profitability.

MARK ARGENTO:  Okay. That’s helpful.  And then -- and last, in terms of -- do you have a cash balance number for us for the end of the quarter here roughly?  I know – I think you ended -- was it $63 million at the end of the year, or 67  I think -- I can’t remember.

VICTOR VIEGAS:  63.7 at the end of the year.  We don’t – we haven’t closed our books for Q1, so we don’t have a final number.  I did take a quick look at the end of February, and we had, I think, something higher than $65 million, so we added some cash in the first two months of the year.

MARK ARGENTO:  Okay. That’s good to know.  Burn is, actually it’s turned the other way, and you’re actually generating cash, so that’s a positive.

VICTOR VIEGAS:  Yes, I think if you look at our operating expense, the combination of growth and revenue, decrease in expenses, a significant portion of our expenses has been non-cash based expenses, so as you eliminate those as part of the cash flow analysis, you’ll see that from a cash flow standpoint we should be profitable for the year as well.

MARK ARGENTO:  Then, my true actual last question, it looks like you did $4 million in royalty and license revenue in Q4.  I believe that’s the right number? And you talked to Q1 at roughly $6 million.  What are we seeing?  What’s being incrementally added to that line?  It was $2.8 in September, $4 million in December and now $6 million in Q1.  What’s going on there?  Is the $6 million, does that include a one-time payment or upfront license payment at all from your new partner.  Was it CSE or whatever the name of the organization you partnered with on the med product, or what’s going on in that line item in particular?

VICTOR VIEGAS:  Sure.  So there is -- the partner is CAE, and there’s no financial impact in the numbers I just gave you from that transaction, so I think you’ll begin to see the benefits of the CAE relationship in Q2.  I think what’s going on is what we’ve been kind of disclosing.  It’s been hidden by some of the other distracting operational challenges for the company but underlying those issues, behind the scenes, there is a tremendous effort on the part of our company.  We’re doing a very good job at promoting the value and the solution of our haptics technology.  The market really appreciates it, and for years of training and educating, we’re seeing design wins, we’re seeing increased investment and a lot of interest in the space.

So I think you’re seeing growth in the business which is what we’ve been predicting.  I think most people haven’t been able to really appreciate that because of the other challenges, but it is not a one-time payment.  I will tell you there is some seasonality benefits we get because of the fourth quarter sales in gaming as well as in the mobile market.  So the first quarter is going to be a stronger quarter based on the royalty reports in hand, based on sales at the end of 2009.  We have that benefit, but I think in general you’re seeing just greater interest in what we offer.  A lot more design wins and real healthy business momentum that we’ve been creating behind the scenes.

MARK ARGENTO:  So overall, unit volumes are up on products that you’re shipping with the technology on the handset side along with other pieces?

VICTOR VIEGAS:  Yes, absolutely.

MARK ARGENTO:  All right.  Well, I think that does it.  Thanks.  I appreciate it.

VICTOR VIEGAS:  Thanks, Mark.

OPERATOR:  Thank you.  Our next question comes from the line of Aaron Husock with Lanexa Global Management.  Please go ahead.

AARON HUSOCK, Lanexa Global Management:  Great.

VICTOR VIEGAS:  Hi, Aaron.

AARON HUSOCK:  Hi, how’s it going?

VICTOR VIEGAS:  I’m doing fine.

AARON HUSOCK:  Great.  Thanks for taking my questions.  Just to start, a housekeeping question.  Since it’s been awhile since we’ve had kind of an earnings call in real time, can you give us the handset unit numbers for each quarter of 2009?  I think, I mean, you gave us Q1 a long time ago.  I think it was 15.3, but if you could fill in the rest of those numbers, that would be very helpful.

VICTOR VIEGAS:  You know, Aaron, I don’t really have that number handy.  I can tell you that the numbers I’ve seen I think are in the neighborhood of about 75 million units for the year.

AARON HUSOCK:  Okay.  Do you happen to what the Q4 number was?

VICTOR VIEGAS:  No, I do not.

AARON HUSOCK:  Okay.  Do you have a mobility or handset sales number for the year?

VICTOR VIEGAS:  We don’t really break it out in any level of detail.  I think the number is somewhere in the neighborhood of about $8 million for the full year.

AARON HUSOCK:  Okay.  On the CAE deal, when should we expect that deal to close?

VICTOR VIEGAS:  I believe it closes today or tomorrow.  So just say over the next one or two days there are some delivery of documents that are required, but the agreement has been signed and it’s a formal contract between us.

AARON HUSOCK:  Okay, great.  And the virtual IV product line, is that – I guess that’s around $1 million a quarter in sales.  I mean, do you view that as—I guess first, is that right?  It’s right around a million?  Is that kind of something you want to be a part of the go forward business or maybe you’re looking for somebody else to take that line at some point?

VICTOR VIEGAS:  That’s a product line that we sell through our partner Laerdal.  It’s something that we are able to outsource the manufacturing, so I think given our technology and our innovation in that space, I think it’s one we’ll probably continue as current.  We enjoy that relationship and we want to continue with it.

AARON HUSOCK:  Okay.  And it’s around a million a quarter or is it smaller than that?

VICTOR VIEGAS:  I think it’s smaller than that, but I don’t really -- we don’t break out the revenue quite that fine.

AARON HUSOCK:  Okay.  Okay.  You said the accounting and restatement costs were $1.9 million in Q4.  I mean you had kind of the final flurry during Q1 of 2010, but you’ve been done for part of the quarter.  Should we expect that 1.9 to go up or down in Q1?

VICTOR VIEGAS:  I don’t have anything other than my general estimate at this stage.  It’s somewhere in the $7 million range, so I would say Q1 is probably similar to Q4 of ’09.

AARON HUSOCK:  Okay.

VICTOR VIEGAS:  But we are wrapping that up so I would say the bulk of those expenses have been incurred.

AARON HUSOCK:  Okay.  So $7 million is the total cost of the restatement?

VICTOR VIEGAS:  That’s the estimate that I’ve been given.

AARON HUSOCK:  Okay.  Okay.  Okay.  Okay, can you tell us who your 10% customers were in Q4?

VICTOR VIEGAS:  No, I can’t.

AARON HUSOCK:  Okay.  Maybe, lastly, just as you – I mean, it seems like you got pretty good reception to the 5000 series at Mobile World Congress.  As you look out and you’re talking to your handset customers about their plans for the holiday 2010 model launches, do you expect the 5000 series to be over 10% of your handset sales in the fourth quarter of 2010, or should we think of it as more of a 2011 timeframe before it’s really meaningful?

VICTOR VIEGAS:  You know, it’s a good question.  It’s hard for us to really predict the launch plans and the marketing behind those plans, the timing.  We know that the experience -- as you remember, Aaron, when I saw you over in Barcelona, people really appreciate the benefits that the new technology offers.  So we know there’s a lot of interest and a lot of energy towards launching products, but the timing and, again the volume success they have in selling is something we can’t predict.  I think given the nature of what we do, the quick design cycle, I would expect 2011 to be a year that you could probably bet on being a solid year of piezo-based product launches.

AARON HUSOCK:  Okay, great.  Thank you.

VICTOR VIEGAS:  Thanks, Aaron.

OPERATOR:  Thank you.  And our next question comes from the line of John Zaro with Bourgeon Capital.  Please go ahead.

JOHN ZARO, Bourgeon Capital:  Most of my questions have been answered.  I just have one follow up.  I think -- and I just want to make sure that I heard you, the license -- when you sold the medical business, you’re getting license fees plus $1.6 million in cash?  Is that --?

VICTOR VIEGAS:  John, we really didn’t sell the medical business.  What we did, we essentially sold some assets.

JOHN ZARO:  Right.

VICTOR VIEGAS:  We sold assets roughly at book value.  That includes inventory, some fixed assets.

JOHN ZARO:  Right.

VICTOR VIEGAS:  And that was roughly $1.6 million.

JOHN ZARO:  Okay.

VICTOR VIEGAS:  So that was one part of the transaction.  The second part of the transaction is a license agreement. Under the license agreement there are license fees that are to be paid over time based on that business.

JOHN ZARO:  And in essence you took -- since we just did a similar thing, you’re taking the employees and -- they are taking the employees, they’re taking all these various assets and the other pieces, and for that they’re paying you the $1.6 million in fees.  And those people are all going to work for them and they’re taking the manufacturing facilities?

VICTOR VIEGAS:  So again, the one agreement was an asset purchase.

JOHN ZARO:  Right.

VICTOR VIEGAS:  Inventory, fixed assets -- 1.6, that’s what it was for.

JOHN ZARO:  Got it.

VICTOR VIEGAS:  That’s how it was valued.

JOHN ZARO:  Okay.  Perfect.

VICTOR VIEGAS:  The other is the license under our patent portfolio, just like we do with all our other licensees.  We license them which allow them to build and sell products, and for that they pay license fees.

JOHN ZARO:  Right.  Okay.

VICTOR VIEGAS:  Separate from that, then there is a transition where the 35 or so employees will all become employees of CAE.  CAE picks up the distribution agreements, the customer relationships and they carry on the business as we have in the past.  So our customers are taken care of, our employees are satisfied and taken care of.  We make an exit from a product business.

JOHN ZARO:  Right.  And you don’t have any write-offs or any of the other stuff related to it?

VICTOR VIEGAS:  I don’t believe there will be any write-offs that I’m aware of, no.

JOHN ZARO:  Right.  And because you don’t have to pay severance or anything?

VICTOR VIEGAS:  That’s correct.

JOHN ZARO:  Okay.  And then my second thing has to do with the -- I know that you weren’t specific in that you used a number substantially lower than the $10 million we saw in the fourth quarter.  I assume that there’s some sort of plan that we’re -- by the third quarter we’re going to get to $6 million or $7 million?  I mean, in other words, sort of a gradual drawdown? Or should we see a pretty substantial drop to whatever level you’re going to get to?

VICTOR VIEGAS:  Well, I think I’ve come back within the company and now I think on month number 5.

JOHN ZARO:  Right.

VICTOR VIEGAS:  And during that period we have been consistently making decisions around how to cut expenses, how to operate more efficiently.  We’ve been moving towards this change in business model.  I think you’ve seen some cost savings, you’ll continue to see some additional cost savings.  I think you will see a substantial change as we go into Q2 where about a third of our head count -

JOHN ZARO:  Right.  That drops off.

VICTOR VIEGAS:  Will drop off.

JOHN ZARO:  Right.  Okay.  Great.  And then hopefully the next time you’re going to get the earnings stuff out before ten minutes to 5 o’clock?  Hopefully?

VICTOR VIEGAS:  We had it in queue and we tried to get it out on time and so it is out, but it didn’t happen as fast as I guess we probably wanted.

JOHN ZARO:  Okay, great.  Thanks very much.

VICTOR VIEGAS:  Thanks, John.

JOHN ZARO:  Yes.

OPERATOR:  Thank you. We have no further questions at this time. Everyone may now disconnect.